Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SUNRUN INC.

Sunrun Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The Corporation was originally incorporated under the name of SunRun Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 20, 2008. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 10, 2015.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions approving the following amendment of the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and providing for such consideration of such amendment at the Corporation’s annual meeting of the stockholders.

THIRD: On June 1, 2023 the Corporation’s annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (“DGCL”), at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

FOURTH: Sections C and D of Article V of the Amended and Restated Certificate of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

C. Election of Directors. Until the election of directors at the annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”) to be held in 2026, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as practicable, designated Class I, Class II and Class III. Each director elected at or prior to the 2023 Annual Meeting shall serve for a term expiring on the date of the third Annual Meeting following the Annual Meeting at which director was elected. Each director elected at the 2024 Annual Meeting shall be elected for a term expiring at the 2026 Annual Meeting. Each director elected at the 2025 Annual Meeting shall be elected for a term expiring at the 2026 Annual Meeting. Commencing at the 2026 Annual Meeting and at each Annual Meeting thereafter, subject to the special rights of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall no longer be classified and all directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation or removal.

D. Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, until the 2026 Annual Meeting, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. Until the 2026 Annual Meeting, a person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified. From and after the 2026 Annual Meeting, any director may be removed from office by the stockholders of the Corporation with or without cause. From and after the 2026 Annual Meeting, a person elected to fill a vacancy or newly created directorship shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

FIFTH: The foregoing amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Sunrun Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 1st day of June, 2023.

SUNRUN INC.

By:	/s/ Mary Powell
Mary Powell Chief Executive Officer